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                                                                 Exhibit (B)(15)



                              RHONE-POULENC S.A.
                               (the "Borrower")
                                       *
                                (the "Lender")
                   FRF 500,000,000 REVOLVING CREDIT FACILITY


                        SUMMARY OF TERMS AND CONDITIONS
                        -------------------------------



Borrower:                  RHONE-POULENC S.A. ("RP")

Facility Amount:           FRF 500.000.000 or its equivalent in US dollars or
                           any freely available and convertible European currency.

Facility Description:      A revolving credit facility (the "Facility") which
                           shall be repaid and redrawn throughout its life. The
                           Facility will be denominated in, but not limited to, French Francs and committed in, but not limited to, French Francs, or their equivalent in US Dollars, and may be used in other major European currencies on an as-available basis.

Facility Purpose:          The Facility will be used for general corporate
                           purposes.

Lender:                    *

Final Maturity:            The Facility will be repaid in full five years from
                           the date of signing of the Facility Agreement (the
                           "Final Maturity Date").

Availability:              Subject to 1 (one) business day's notice for French
                           Francs and 2 (two) business days' notice for other currencies, the Borrower may draw Advances in minimum amounts of FRF 50,000,000 and in integral multiples of FRF 10,000,000 (or equivalents in other currencies) for periods of 1, 2, 3 or 6 months or such other periods of up to 12 months as the Lender may agree ("Advances"), provided, however, that no such period may exceed the Final Maturity Date.

                           Any drawing notice shall be received by the Lender from the Borrower by not later than 10.00 a.m. (Paris time) for French francs and by not later than 10.00 a.m. (London time) for other currencies.

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* Request for Confidential Treatment filed by Purchaser on August 22, 1997.

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                           No more than 10 (ten) Advances shall be outstanding
                           at any one time in a maximum of 5 (five) currencies.

Cancellation:              Upon 10 business days' written notice the Borrower
                           may cancel without premium or penalty all or part of the undrawn part of the Facility in a minimum amount of FRF 50,000,000 and in integral multiples of FRF
                           10,000,000.

Prepayment:                Prepayment of Advances shall be permitted in cases of
                           illegality and increased cost (including the requirement for tax gross-ups).

                           In this case the Borrower will pay to the Lender a prepayment commission (the "Prepayment Commission") equal to the amount by which

                           (i) the present value (on the Prepayment Date) of the interest due under the Facility on the principal repaid amount for the period from and including the Prepayment Date to and excluding the Maturity Date exceeds
                                          -------

                           (ii) the present value (on the Prepayment Date) of the reinvestment interest that the Lender is able to obtain on an amount equal to the principal repaid amount for the period from and including the Prepayment Date to and excluding the Maturity Date. The reinvestment interests mean the interests calculated in accordance with the investment rate (the "Reinvestment Rate").

                           The Reinvestment Rate means the PIBOR (or the LIBOR for Advances in currencies other than French Francs) quoted one (two in the case of the LIBOR) Business Days before the Prepayment Date, for the period from and including the Prepayment Date to and excluding the Maturity Date.

                           The discount rate applicable to the calculation of the present value of interests referred to (i) and
                           (ii) will be the PIBOR (or the LIBOR for Advances in currencies other than French Francs) applicable to the remaining period. If not available, discount rate will be the rate offered to the Lender by Reference Banks.
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Interest and Margin:       The Borrower will pay interest at PIBOR in the case
                           of French Francs and at LIBOR for any other relevant currency, plus 0.20% (Margin) p.a.

                           Interest will be payable at the end of each interest period and will be calculated on an actual/360 day basis (except for Advances in currency where the market calculates on a 365 day basis).

                           Interest rates will be set by reference to Telerate page 3750/3740 (LIBOR) or page 20041 (PIBOR) or, if not available, by Reference Banks, as published (or obtained from the Reference Banks) 1 (one) Business Day (PIBOR) or 2 (two) Business Days (LIBOR) prior to the date of an Advance. LIBOR or PIBOR, as the case may be, will be replaced by any applicable rate in consequence of the introduction of the EURO currency after 1 January 1999.

Default rate:              If the Borrower fails to pay any sums due by it under
                           the Facility, the Borrower shall, from the date when such sum fell due, pay interest on the unpaid sum up to the date upon which such sum is actually received by the Lender at the rate per annum which is the aggregate of (i) one per cent (1%) and (ii) the rate which would have been applied to the relevant Advance outstanding under the Facility at the time of the default.

Commitment Fee:            The Borrower will pay a commitment fee in French
                           Francs at a rate of 0.10% p.a. on any undrawn
                           (reduced and uncancelled) part of the Facility, calculated as of the date of signing on an actual/360 day basis and payable quarterly in arrears.

Conditions Precedent:      Shall comprise the following on signing:

                           (A)    Constitutional documents of the Borrower;

                           (B)    Copies of all relevant Board resolutions;

                           (C)    Copies of all other consents and
                                  authorisations, together with certification of relevant signing authorities;

                           (D) Legal Opinion provided by the General Counsel of the Borrower; and
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                                       4

                           (E) No Event of Default or Material Adverse Change at the date of signing.

Representations and        Representations and warranties to be made in
Warranties:                respect of the Borrower at signing, and (i), (ii),
                           (iii), (iv), (v), (vii), (xii) and (xiii) inclusive to be repeated at each Advance date.

                           (i) The Borrower is duly incorporated and validly existing;

                           (ii) The Borrower has power to enter into and perform pursuant to the Facility Agreement and all necessary corporate actions relevant thereto have been taken;

                           (iii) Obligations of the Borrower under the Facility Agreement will rank pari passu with other unsecured and unsubordinated obligations;

                           (iv) No encumbrance exists over present or future assets or revenues, except as expressly permitted or disclosed on the date of the signature of the Facility Agreement to the Lender (see below);

                           (v) Obligations under the Facility are legally valid, binding and enforceable;

                           (vi)   Execution and performance of Facility
                                  Agreement will not be in conflict with or in breach of obligations in other agreements;

                           (vii) All necessary consents, licences, permits, etc. relevant to the Facility have been obtained and are in full force and effect;

                           (viii) Accuracy and fairness of 1996 audited
                                  financial statements (the "1996 Consolidated
                                  Financial Statements");

                           (ix) Between the 1996 Consolidated Financial Statements and the date of signing, there has been no adverse change in the consolidated financial condition of the Borrower which is material in the context of its operation taken as a whole which could have a material adverse effect on the
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                                       5

                                   Borrower's capacity to meet its obligations under the Facility Agreement.

                                   The acquisition of the shares of Rhone-
                                   Poulenc Rorer Inc not currently held by the Borrower in connection with a proposed tender Offer to be made by the Borrower shall not be considered by the Lender as a material adverse change in the financial condition of the Borrower;

                           (x) No material litigation or other proceeding at the date of signing which is material in the context of its operation taken as a whole which could have a material adverse effect on the Borrower's capacity to meet its obligations under the Facility Agreement;

                           (xi) No stamp, registration or similar tax (other than French "Timbres de Dimension") in connection with the execution, delivery, performance or enforcement of the Facility Agreement;

                           (xii) No proceedings pending of threatened for winding-up, dissolution or similar process;

                           (xiii) No existing Event of Default or Potential Event of Default.

Undertakings:              (A)     Undertakings as to financial information:

                           (i)     Delivery of the Borrower's audited
                                   consolidated financial statements as soon as available and in any event within 180 days of financial year-end, an English copy of which shall be delivered within 45 days thereafter.

                           (ii) Preparation of 1997 audited consolidated financial statements for Borrower (the "1997 Consolidated Financial Statements") to reflect any changes that have occurred in accounting practices since the 1996 Consolidated Statements.

                           (iii) Provision of such other information as the Lender may reasonably request in order to access compliance with Borrower's obligations under the Facility.
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                                       6


                           (B)     Undertakings as to financial condition:

                           Ratio of Consolidated Indebtedness to Consolidated Net Worth (as such terms are defined below) not to exceed 1.

                           The Borrower shall ensure that this financial covenant is met as at 31st December of each year throughout the term of the Facility by reference to the audited Consolidated Financial Statements (the "Consolidated Financial Statements") furnished pursuant to (A)(i) "Undertakings".

                           (C)     Other usual undertakings including:

                           (i) Compliance with all relevant laws, permits, and licences material in the context of the Facility.

                           (ii)    Pari passu status vis-a-vis all the
                                   Borrower's other unsecured and unsubordinated creditors.

                           (iii) To notify the Lender in writing of any Event of Default or Potential Event of Default.

                           (iv) Negative Pledge: The Borrower shall not create or permit to be outstanding any encumbrance in respect of Financial Indebtedness unless the Lender give its consent, except encumbrances:

                                   -     In connection with the purchase,
                                         maintenance or improvement of an asset,
                                         providing the amount of Financial
                                         Indebtedness secured remains confined
                                         to such asset or such improvements.

                                   -     Created to secure Financial
                                         Indebtedness owing to EIB, CREDIT
                                         NATIONAL, FONDS INDUSTRIEL DE
                                         MODERNISATION, FONDS DE DEVELOPPEMENT
                                         ECONOMIQUE ET SOCIAL or any other
                                         governmental or EEC controlled
                                         financial institution which in its
                                         normal lending practice requires such
                                         Encumbrance.
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                                       7

                                   -     Existing at a time when a corporation
                                         is merged into, consolidated with or
                                         acquired by the Borrower and not
                                         created in contemplation of such event.

                                   -     Existing on any asset prior to the
                                         acquisition thereof by the Borrower and
                                         not created in contemplation of such
                                         acquisition.

                                   -     Arising out of a refinancing of any
                                         indebtedness secured by encumbrance
                                         permitted above.

                                   -     Arising after orders of attachment,
                                         distraint or similar legal process
                                         arising in connection with court
                                         proceedings so long as the claims
                                         secured are being contested in good
                                         faith.

                                   -     Created over assets held in trust by
                                         another person, which assets are to be
                                         used by such other person solely for
                                         satisfying the Borrower's scheduled
                                         payment obligations in respect of
                                         principal and/or interest in respect of
                                         any Financial Indebtedness of the
                                         Borrower (the "Borrower's
                                         Obligations"), in circumstance where
                                         such other person has undertaken
                                         responsibility for the discharge of the
                                         Borrower's Obligations.

                                   -     Over assets or receivables of the
                                         Borrower which encumbrances have been
                                         given in connection with the
                                         refinancing of such assets or
                                         receivables and where the risks (except
                                         in relation to any credit enhancement
                                         provided by the Borrower in respect of
                                         such assets or receivables) relating to
                                         non-payment in respect of such assets
                                         or receivables are, as of such
                                         refinancing, not borne by the Borrower.

                                   -     Over a deposit made by the Borrower
                                         using the proceeds of a Financial
                                         Indebtedness of the Borrower provided
                                         (A) that the depositary of such
                                         proceeds lends an amount at least equal
                                         to the amount of the deposit to a
                                         subsidiary of the Borrower and (B) that
                                         such loan has a maturity date
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                                       8

                                         which is not earlier than the date for
                                         repayment of such deposit.

                                   -     Not in one of the above categories to
                                         secure Financial Indebtedness as long
                                         as the amount of Financial Indebtedness
                                         secured thereby does not exceed 7,5% of
                                         Consolidated Net Worth.

                           (v) Borrower will pay all transfer, stamp or registration fees or similar taxes or charges which may become payable.

                           (vi)    Borrower will maintain its corporate
                                   existence and its rights to carry on its operations.

                           (vii) The Borrower will not modify its activities so as to change significantly the nature or scope of its business other than pursuant to its strategy as publicly announced on 26th June 1997.

Events of Default:         Events of Default shall comprise the following:

                           (A) Failure of the Borrower to make any payment on the due date under the terms of the Facility, unless such failure occurs solely for administrative or technical reasons and the default is not remedied within 5 Business Days.

                           (B) Breach of other obligations which, where capable of remedy in the reasonable opinion of the Lender, remains unremedied for 15 Business Days (except in the case of the undertaking as to financial condition under Undertaking (B) above, for which the period shall be 90 days) after notice by the Lender of such default. (The breach referred to under Undertaking (B) above may give rise to a right (x) to cancel the undrawn portion of the Facility and to refuse future drawings and/or (y) to declare any drawn portion of the Facility to become due and payable prior to its maturity.)

                           (C) (i) Any Financial Indebtedness of the Borrower exceeding an aggregate principal amount of FRF 150,000,000 (or equivalent), or any Financial Indebtedness of the Borrower and any of its Subsidiaries, as defined below, exceeding an
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                                       9

                                   aggregate principal amount of FRF 250,000,000 (or equivalent), becomes due and payable before its stated maturity by way of a declared default after expiry of any applicable grace period, or

                                   (ii) Any Financial Indebtedness of the
                                   Borrower or any Subsidiary of the Borrower in respect of which the Lender or any member of
                                   the    *   (as defined below) is a
                                   lender, exceeding an aggregate principal amount of FRF 25,000,000 (or equivalent) or any amount of interest on such Financial Indebtedness, is not paid when due or becomes due and payable before its stated maturity, in each case after expiry of any applicable grace period.

                           (D) Any representation or warranty of the Borrower is materially incorrect in any respect when made or repeated.

                           (E) Borrower is subject to an amicable settlement ("reglement amiable") under French law.

                           (F)     Insolvency, bankruptcy, liquidation,
                                   dissolution, etc. of the Borrower except in the case of the liquidation or the dissolution where the terms have been approved by the Lender. This excludes a merger for arm's length consideration within the Borrower's group.

                           (G) A moratorium or restructuring is made or declared in respect of all or any indebtedness of Borrower whereby the assets are submitted to the control of its creditors.

                           (H) Appointment of an administrator, receiver in respect of the Borrower.

                           (I) Borrower is declared insolvent or declares in writing that it is unable to pay its debts as and when they are due.

                           (J) It becomes unlawful for the Borrower to comply with its obligations under the Facility.

                           (K) The Borrower consolidates or merges with any other entity unless the Borrower is the surviving entity or the surviving entity shall have assumed expressly and effectively or by

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* Request for Confidential Treatment filed by Purchaser on August 22, 1997.

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                                      10

                                   law all obligations of the Borrower under the Facility Agreement.

                           (L) There occurs an event or series of events which, in the reasonable opinion of the Lender, irremediably compromises the ability of the Borrower to perform in a timely manner any of its payment obligations under the Facility Agreement as provided for by Article 60 of the French law n(degree)84-46 of the 24th January 1984.

Documentation:             English language.

                           Documentation will also include other customary provisions for a transaction of this type including, inter alia, changes in circumstances, including illegality, market disruption and increased costs.

Taxation:                  All payments of principal, interest and fees will be
                           made free and clear of all present and future taxes, levies, duties or other deductions of any nature whatsoever, levied either now or at any future time.

Key definitions:           Financial Indebtedness shall mean:

                           (i)     Any indebtedness for monies borrowed;

                           (ii) Any indebtedness (actual or contingent) under a guarantee, security, indemnity or other commitment designed to protect any creditor against loss in respect of any financial indebtedness of any third party;

                           (iii)   Any indebtedness under any acceptance credit;

                           (iv) Any indebtedness under any debenture, note, bill of exchange, bonds, commercial paper, certificate of deposit or similar instrument on which either of the Borrower is liable;

                           (v) Any indebtedness for money owing in respect of any interest swap, or currency swap, such indebtedness to be measured on a mark-to-market basis at the relevant time
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                                      11

                                   and to include, vis-a-vis any particular counterparty, application of the relevant ISDA netting procedures;

                           (vi) Any payment obligations under any lease entered into for the purpose of obtaining or raising finance.

                           Material Adverse Change shall mean any event on the assets or financial condition of the RP Group taken as a whole having a material adverse effect in the reasonable opinion of the Lender on the ability of the Borrower to perform in a timely manner all or any of its payment obligations under the Facility Agreement.

                           Consolidated Indebtedness shall mean the difference between (i) the sum of Long Term Debt (including Participating Loans), Bank Overdrafts, Current Portion of Long Term Debt and Short Term Borrowings and (ii) the sum of Cash, Short Term Deposits and Marketable Securities as each of the foregoing amounts shall be determined from the items so described in the consolidated balance sheet of RP included in the annual financial statements most recently delivered by RP to the Lender.

                           Consolidated Net Worth shall mean the difference between (i) Total Liabilities and Total Stockholders Equity and (ii) the sum of Total Current Liabilities, Long Term Debt (including Participating Loans), Other Long Term Liabilities and Mandatorily Redeemable Partnership Interest as each of the foregoing amounts shall be determined from the items so described in the consolidated balance sheet of RP and its subsidiaries included in the annual financial statements most recently delivered by RP to the Lender.

                           Potential Event of Default shall mean any event which with the giving of notice or the lapse of any period of time would constitute an Event of Default under the Facility Agreement.

                           * shall mean * and any other company or other entity the accounts of which are consolidated therewith.

                           Subsidiary means any company or other entity controlled by the Borrower under the terms of Article 355-1 of the French law n(degree)66-537 of the 24th July 1966.
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* Request for Confidential Treatment filed by Purchaser on August 22, 1997.


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                                      12

Transferability:           The Lender shall have the right at any time to assign
                           its rights and liabilities under the Facility
                           Agreement to any bank or any financial institution within the * .

                           The Lender shall have the right at any time to assign its rights and liabilities under the Facility Agreement to any other prime bank with the prior written consent of the Borrower, such consent not to be reasonably withheld by the Borrower and for such purpose the Lender shall give one month's prior notice of its intention of the Borrower).

                           The effect of any assignment shall not be to require the Borrower to bear any obligation to gross up for additional taxes or to incur liability for increased costs.

Costs: The Borrower shall be liable for all expenses of the Lender incurred in connection with the negotiation, preparation or completion of the Facility Agreement, up to a maximum of FRF 50,000.

Governing Law -            The Facility Agreement will be governed by French
Jurisdiction:              law. Any dispute arising from the Facility Agreement
                           shall be submitted to the Courts of Paris.

Validity of Terms and      The parties shall negotiate in good faith a Facility
Conditions:                Agreement based on the above Summary Terms and
                           Conditions with a view to be executed by the parties no later than December 31, 1997.

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* Request for Confidential Treatment filed by Purchaser on August 22, 1997.
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                                      13

                           Please signify your acceptance of the terms and conditions set out above by signing and returning a copy of this Summary of Terms and Conditions.


for and on behalf of
RHONE-POULENC S.A.:
                           Date:  August 7, 1997



                           /s/
                           ----------------------------------
                           Michel DELRUE
                           Directeur des Services Financiers


for and on behalf of
*:
                           Date:  August 7, 1997



                           /s/
                           ----------------------------------




______
* Request for Confidential Treatment filed by Purchaser on August 22, 1997.